Exhibit A-1



                IRREVOCABLE STANDBY LETTER OF CREDIT NO. CLL901/692129




          March 31, 1997

          Utilities Mutual Insurance Company
          4 Gatehall Drive
          Suite 215
          Parsippany, NJ  07054
          Attention:  Mr. Bruce Bertram
                      Director, Underwriting

          Dear  Sirs:

          At the request and on the instructions of our customer, GPU, Inc. (the "Account Party"), The Fuji Bank, Limited, New York Branch ("we" or the "Bank") hereby establish in your favor, as Beneficiary, this Irrevocable Standby Letter of Credit No. CLL901/692129 (this "Letter of Credit") in an amount up to, but not exceeding, Nine Million, Six Hundred Eighty Thousand Dollars (US$9,680,000) (the "Stated Amount"). The term "Beneficiary" includes any successor by operation of law of the named beneficiary, including without limitation, any liquidator, receiver or conservator.

          SECTION 1. Presentation. Effective immediately, we hereby undertake to make available to you funds under this Letter of Credit, in lawful currency of the United States against receipt by us on or before 5:00 p.m. New York City time on December 31, 1998 (the "expiry date") of your sight draft drawn on us indicating this Letter of Credit number, and stating on its face "Drawn under Irrevocable Letter of Credit No. CLL901/692129, dated March 31, 1997", appropriately completed and duly signed by you. The sight draft must be accompanied by the original Letter of Credit and a signed statement by you that the Account Party has not performed its obligations as outlined in the Deductible Endorsement to the Worker s Compensation and Employer s Liability Insurance Policy No. NJC-9472, NJC-9471, and NJC-9675 and/or successor policies of the Account Party in an amount equal to or greater than the amount of the sight draft. Presentation of such drawing request shall be made in person by you or a duly authorized attorney-in-fact at our address above (the "Payment Office").

          If the expiry date shall fall on a Saturday, Sunday or a legal banking holiday in New York City, then the Letter of Credit shall expire at 5:00 p.m. New York City time on the prior business day.

          This  Letter of  Credit  shall be  deemed automatically  extended
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          without  amendment  for one  year from  its  expiry date,  or, if extended, any future expiry date, unless at least thirty days prior to any such expiry date we shall notify you by registered mail, that we elect not to consider the Letter of Credit renewed for any such additional period. To the extent this Letter of Credit is automatically extended in accordance herewith for any one or more additional one-year periods, such extension shall in no event abrogate our sole right not to grant further extensions.

          Upon receipt by you of our notice of election not to renew this Letter of Credit, you may draw hereunder by your sight draft(s) drawn on us and bearing the clause "Drawn Under Credit No. CLL901/692129". The sight draft must be accompanied by the original Letter of Credit and a statement by you that the applicant has not delivered a substitute Letter of Credit as required by the Deductible Endorsement.

          SECTION 2. Payments. By delivering a sight draft complying with the requirements of Section 1 to us on any business day on or prior to the expiry date, at any time during our business hours at the Payment Office, you may request a drawing to be made under this Letter of Credit. Multiple drawings are permitted hereunder, provided that each drawing honored by the Bank hereunder shall reduce the Letter of Credit and no drawing shall be permitted to be made or honored if, after giving effect thereto, the amount of all draws exceeds the Stated Amount.

          SECTION 3. Bank Obligation. Except as expressly stated herein, the obligation under this Letter of Credit is the individual obligation of the Bank and is not subject to any condition or qualification and is not contingent on the ability of the Bank to perfect a lien, security interest, or any other reimbursement. This Letter of Credit cannot be modified or revoked without the consent of the Bank and the Beneficiary.

          SECTION 4. Notices, etc. Communications with respect to this Letter of Credit shall be in writing, shall specifically refer therein to this Letter of Credit by number, shall be delivered by registered or certified mail, return receipt requested and shall be addressed to you at the address above set forth. Attention:
          Vice President and Manager, specifically referring thereon to this Letter of Credit by number. You may designate a change of address by providing written notice thereof to us. Notices and other communications shall be deemed to have been given upon delivery to a post office for mailing as provided above.

          SECTION 5. Governing Law. This Letter of Credit is subject to and governed by the Laws of the State of New York and the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication no.
          500) and, in the event of any conflict, the laws of the State of New York will control.


          SECTION 6. Miscellaneous. This Letter of Credit shall inure to the benefit of the Beneficiary and its heirs, legal representatives

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          and assigns.  This Letter of Credit shall be assignable only with
          the Bank's prior  written consent.   This Letter  of Credit  sets
          forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified, or limited by reference to any document, instrument, or agreement.


                                             THE FUJI BANK, LIMITED,
                                             NEW YORK BRANCH



                                             By:

                                                  Name:
                                                  Title:








































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